EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Vyteris Holdings (Nevada), Inc. for the registration of its common stock and to the incorporation by reference therein of our report dated March 15, 2006, with respect to the consolidated financial statements of Vyteris Holdings (Nevada), Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
MetroPark, NJ
December 19, 2007